Exhibit 10.2

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain information marked with “[***]” has been omitted as it is (i) not material and (ii) is customarily and actually treated as private or confidential by the registrant.]

Private & Confidential
Addressee only

Dan Taylor
[***]

May 6, 2026

Dear Dan,

I am delighted to confirm your appointment to the role of Flutter President and CEO of Flutter International, reporting to Peter Jackson, CEO, Flutter Entertainment plc. In agreement with the Compensation & Human Resources Committee (the Committee) this letter outlines your new compensation package together with certain modifications to your existing employment terms, all of which will be effective May 7, 2026.

Change of employer
Should your employment need to be transferred to a new Flutter Group entity, this transfer will be purely administrative in nature and you will receive a letter confirming this at the time. Your terms and conditions as set out in your Employment Contract, dated July 14, 2020, and updated in the “Side Letter” dated November 11, 2024, shall remain in full force and effect, other than as amended by this letter.

Location
You will continue to be based at Flutter’s London office. You agree to regular travel to fulfil the duties of your role.

Immigration
To support your regular business travel to the US, the Company will arrange and pay for support to assist you with (i) your US L-1 visa and ongoing US immigration status; (ii) the relevant US social security registrations to maintain you in the UK social security regime to the extent possible and (iii) tax return support (see US taxes section below).

Taxes
As a result of the time you spend working in the US, you may be liable for employment taxes in both the UK and the US.

Should this be the case, in order to assist you with managing your UK and US taxes, the Company will implement any applicable payroll arrangements to adjust your payroll withholding in the US and US, in compliance with relevant tax laws, to limit the double taxation you are subject to through the payroll and we will discuss this with you in more detail.

Flutter Entertainment plc is a public company limited by shares
Corporate Headquarters: 300 Park Avenue South, New York, NY 10010, United States
www.flutter.com
Directors: J. Bryant (Chair) (U.S.), P. Jackson (Chief Executive Officer) (U.K.), R. Bennett (U.S.), S. Bomhard (Germany), N. Cruickshank (U.K.), N. Dubuc (U.S.), A.F. Hurley (U.S.), H. Keller Koeppel (U.S.),
C. Lennon, C. McCarthy (U.S.)
Registered in Dublin, Ireland no. 16956
Registered Office: Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, D04 V972, Ireland

You will be responsible for the cost of your global tax obligations. You will not be eligible for any tax equalisation package either now or in the future. You will be taxable in the US on any US workdays. The Company will make the necessary arrangements to minimise the risk of any upfront double taxation liabilities that you could face. The Company will arrange for support on the completion of your annual UK and US tax returns through the Company’s tax advisors (currently EY) at the Company’s expense, and assist with the relevant US social security registrations to maintain you in the UK social security regime to the extent possible.

Should tax become due on the costs of travel, accommodation and subsistence whilst travelling on business in the US, the Company will ensure that you are in a neutral position with regard to travel expenses only.

The Company will arrange and pay for reasonable personal tax return support and reasonable advice in respect of your US and UK tax returns in connection with your employment, to be provided by the Company’s tax advisors, including the preparation of all necessary tax returns. This includes in relation to previous tax years where your tax affairs are affected by the changes in this letter. You will be required to comply with the advisor’s reasonable tax return timetable when providing information required to finalise your tax returns. Subject to you making your request in a reasonable timeframe, the Company agrees to provide you with information you require in order to prepare your tax returns. You will be responsible for any tax, penalties or interest that may arise as a result of late or incorrect filings unless such late or incorrect filing was due to the Company or Group’s delay or default in providing you with any required information or tax or immigration adviser support.

Compensation package
The following compensation package will be effective from May 7, 2026:

a)Your Base Salary (and all other compensation elements) will be set in USD, paid to you in GBP each month, through the UK payroll, at the exchange rate available to the Company.

Your Base Salary will be approved by the Committee from time to time in accordance with clause 2.1 of the Employment Contract. Your Base Salary will be USD 1,160,000 per annum, paid in 12 equal monthly instalments (less any amounts required to be deducted by law).

b)You will be eligible to participate in the discretionary annual cash bonus plan subject to the satisfaction and achievement of performance targets, which will be set on an annual basis by the Committee. Your annual bonus target will be 125% of your Base Salary for achievement of target performance, with a maximum opportunity of 250% of your Base Salary for achievement of maximum performance.

Any benefit awarded under the annual bonus plan is entirely at the Company's discretion and is dependent on the company bonus plan rules in place at the time. You will only be eligible to receive a discretionary bonus if you are in the Company’s employment at the date of payment and have not given or received notice to terminate your employment. You have no contractual entitlement to receive a bonus, and payment of a bonus in any year does not give rise to any obligation on the Company to make a payment in any subsequent or future year. The Company has the right to withdraw or vary the bonus at any time.

When calculating your discretionary bonus entitlement for the year the actual Base Salary received in the year will be used, capturing any Base Salary movement during the year.

Your bonus for 2026 will be pro-rated for your time spent in each role, calculated each with their respective salaries, opportunities and achievement of performance conditions. Any bonus payable will be paid fully in cash and will be paid to you via the Company's payroll, less statutory deductions for income tax and social security contributions.

c)You will continue to be eligible to participate in the Company’s discretionary restricted share unit (RSU) and performance share unit (PSU) long term incentive plans. The terms upon which any RSU and PSU awards are granted to you shall be subject to the rules of the relevant plan and your agreement to be bound by the rules and any performance conditions applicable to the RSU and PSU awards as determined and set by the Committee, in its discretion. You have no contractual entitlement to receive an RSU or PSU award (or equivalent). An award in any year does not give rise to any obligation on the Company to make an award in any subsequent year. The grant of the RSU and PSU awards, in any given year, is subject to your continued employment (and not being under notice of termination, for any reason) on the proposed date of grant.
Your discretionary 2026 long-term incentive opportunity will consist of a grant of RSUs with a grant date fair value equal to 200% of Base Salary and a grant of PSUs with a grant date fair value of 600% of Base Salary at target and 1,200% of Base Salary at maximum.

As you have already received a grant of RSUs and PSUs for 2026, at the next quarterly grant opportunity following appointment, subject to any regulatory, legal, or company restrictions as may be in place from time to time, you will be awarded a “top-up” grant of $634,724 RSUs and $1,904,061 PSUs, rounded down to the nearest whole share at the time of grant, using the three-day average prior to the grant date. The values have been calculated based on your new 2026 eligibility value minus the value of the awards granted in March based on the USD share price used at that time of grant.

Subject to your continued employment, your 2026 top-up RSUs will vest in three equal tranches over 3 years with 1/3rd vesting on each of September 1, 2027, 1 September 2028 and September 1, 2029.

Your 2026 top-up PSUs will cliff vest on September 1, 2029 subject to your continued employment and the achievement of the associated performance targets which will be confirmed separately.
d)You will receive a one-off grant of restricted share units with a grant date fair value of 100% of your Base Salary rounded down to the nearest whole share, using the three-day average prior to the grant date. This award will vest 50% on September 1, 2027 and 50% on September 1, 2028 subject to your continued employment. This award will be granted at the next quarterly grant opportunity following appointment, subject to any regulatory, legal, or company restrictions as may be in place from time to time.

e)Your in-flight equity awards will continue on their current terms, save that unvested nil-cost options will be converted to equivalent restricted share units and administered in line with the US Appendix of the plan rules they were granted under. In the US Appendix of the rules, Flutter Entertainment plc has discretion to amend your award agreements to ensure that the award qualifies for the exemption from, or complies with the requirements of, Section 409A (as defined below) or to mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A if compliance is not practical. The Company hereby confirms that based on its understanding currently no other changes to the rules or your award letters are anticipated.

All new equity awards will be granted over NYSE shares.

f)Your pension contribution from the Company will reduce from 9% of Base Salary to 5% of Base Salary. This can be paid into the Company pension scheme or paid to you as a cash supplement (subject to the usual statutory deductions). As at the date of this letter you are paid a cash supplement, which will continue unless you instruct us otherwise.

Section 409A compliance
The Company intends that the payments and benefits under your Employment Contract will comply with or be exempt from Section 409A (as defined in the attached Annexure) of the United States Internal Revenue Code of 1986, as amended (the Code). Section 409A or the Code deal with how compensation is handled and can impose tax penalties if payments are made or not made within certain timeframes. Further details in respect of section 409A compliance are set out as an Annexure to this letter. The Annexure should be read alongside this letter and forms part of the amended Employment Contract.

Non-compete
The list of companies set out in Clause 20.2.2 of your Employment Contract is replaced in its entirety as follows:

[***]

The Company may update this list from time to time prior to termination of your employment with the Group, acting always reasonably and in good faith. Any such updates will be notified to you.

Miscellaneous
Capitalised terms not defined herein have the meanings given to them in the Employment Contract (as defined above).

Save as modified above, the terms of your Employment Contract remain in full force and effect.

This deed and all non-contractual or other obligations arising out of or in connection with it are governed by and shall be construed in accordance with English law and is subject to the exclusive jurisdiction of the English Courts.

Nothing in this letter or your Employment Contract will prevent or impede you from engaging in protected activity under law, including but not limited to making a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996 (whistleblowing); providing information as a whistleblower to the United States Securities and Exchange Commission (SEC) about a possible securities law violation; initiating, testifying in, or assisting in any investigation or judicial or administrative action of the SEC based upon or related to such information or making disclosures that have been authorised by the Company or are required by law or by your employment. You do not need the prior authorisation of the Company to make any whistleblowing reports or disclosures, and you are not required to notify the Company that you have made such reports or disclosures.

By signing this letter, you acknowledge and understand that your personal data may be shared with the Company's immigration and tax advisers from time to time for the purpose of providing any necessary tax and/or immigration support in relation to your employment. Such data sharing will be conducted in compliance with the General Data Protection Regulation ((EU) 2016/679) (UK GDPR) and any other applicable data protection laws and will be limited to the information required to perform these services.

Congratulations on the appointment to your new role; we look forward to continue working with you through this exciting period and in your new Group capacity.

Please do not hesitate to contact us if you have any questions regarding the content of this letter. Otherwise, please confirm your agreement to the terms by completing the DocuSign process at your earliest convenience.

IN WITNESS whereof this letter has been executed as a deed by the parties hereto and is intended to be and is hereby delivered on the date first above written.

Executed as a deed by Flutter Entertainment UK Limited

/s/ Lisa Sewell	Signature of Director / Signatory
Lisa Sewell	Name of Director / Signatory
/s/ Louise Foster	Signature of Witness
Louise Foster	Name of Witness

[***]	Address of Witness

[***]	Occupation of Witness

Signed as a deed by ) Dan Taylor /s/ Dan Taylor) in the presence of )

/s/ Daire Taylor	Signature of Witness
Daire Taylor	Name of Witness
[***]	Address of Witness

[***]	Occupation of Witness

Annexure
Section 409A Compliance

The Company intends that the payments and benefits under your Employment Contract will comply with or be exempt from Section 409A of the United States Internal Revenue Code of 1986, as amended (the Code) (Section 409A of the Code, and the regulations and guidance promulgated thereunder, Section 409A) and, accordingly, to the maximum extent permitted, your Employment Contract shall be amended as set out below and interpreted to be in compliance therewith. Except as otherwise permitted under Section 409A, no payment under the Employment Contract shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

Clause 17.3 is hereby deleted in its entirety and replaced with “The Payment in Lieu of Notice shall be paid in equal monthly instalments from the date on which the Executive’s employment terminates until the end of the Relevant Period. The Payment in Lieu of Notice shall be made in full and final settlement of any claims the Executive may have against the Company or any Group Company arising from the Employment or the termination thereof.”

Clause 17.4 is hereby deleted in its entirety and replaced with “[RESERVED]”.

Notwithstanding anything in your Employment Contract to the contrary, any compensation or benefit payable under the Employment Contract that is considered nonqualified deferred compensation under Section 409A and is designated under the Employment Contract as payable upon your termination of employment shall be payable only upon your “separation from service” with the Company within the meaning of Section 409A (a Separation from Service).

Notwithstanding anything in your Employment Contract to the contrary, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which you are entitled under your Employment Contract is required in order to avoid a prohibited distribution under Section 409A, such portion of your benefits shall not be provided to you prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of your Separation from Service with the Company or (B) the date of your death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to you (or your estate or beneficiaries), and any remaining payments due to you under your Employment Contract shall be paid as otherwise provided therein.

Notwithstanding anything to the contrary in your Employment Contract or the Company’s expense policy in force from time to time, to the extent that any reimbursements under your Employment Contract are subject to Section 409A, any such reimbursements payable to you shall be paid to you no later than December 31st of the year following the year in which the expense was incurred (provided that any reimbursement for taxes shall be paid to you no later than December 31st of the year following the year in which you remit the applicable taxes to the government), the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and your rights to reimbursement under your Employment Contract will not be subject to liquidation or exchange for another benefit.

Your right to receive any instalment payments under your Employment Contract, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.